EXHIBIT 11

            COMMERCE GROUP CORP. AND CONSOLIDATED SUBSIDIARIES
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             SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE


                                           Years Ended March 31
                                    2005           2004           2003
                                    ----           ----           ----

BASIC/DILUTED
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Net income (loss) for primary
 income per common share        $  (229,936)   $  (237,790)  $   (232,647)
                                ============   ============  =============
Weighted average number of
 common shares outstanding
 during the year -
 basic/diluted                   22,581,814     21,089,812     18,907,958
                                ============   ============  =============

Income (loss) per common
 share - basic/diluted          $    (.0102)   $    (.0113)  $     (.0123)
                                ============   ============  =============